January 22, 2004




TO: All Limited Partners in the Geodyne Institutional/Pension Energy Income Limited Partnership P-7

RE:         Election to extend term of Partnership



      As previously described to you, the limited partnership agreement (the "Agreement") for the Geodyne Institutional/Pension Energy Income P-7 Limited Partnership (the "Partnership") provides that the Partnership will automatically terminate and dissolve on February 28, 2004.

      The Agreement gives Geodyne Resources, Inc., as General Partner, an option to extend the term of the Partnership for up to five additional two year terms. Two years ago Geodyne exercised the first such extension.

     The General Partner is hereby notifying you that it has decided to extend the term of the Partnership through December 31, 2005.

      If you have any questions concerning the Partnership's extension, please contact Geodyne Investor Services at 918-583-1791 or 888-436-3963.

                                    Very truly yours,

                                    GEODYNE RESOURCES, INC.
                                    General Partner



                                    Dennis R. Neill
                                    President